Exhibit 99.1

Kristine Perham	Katie Olivier
MoSys, Inc.	Shelton Group
+1 (408) 418-7670	+1 (972) 239-5119 ext. 128
kperham@mosys.com	kolivier@sheltongroup.com

MoSys Appoints Thomas Riordan as Chief Operating Officer

Santa Clara, CA — May 11, 2011 — MoSys, Inc., (NASDAQ: MOSY), a leading provider of serial chip-to-chip communications solutions that deliver unparalleled bandwidth performance for next generation networking systems and advanced system-on-chip (SoC) designs, today announced the appointment of Thomas Riordan as its Chief Operating Officer and Executive Vice President.  Mr. Riordan will report directly to Len Perham, MoSys’ President and Chief Executive Officer.

“Tom brings MoSys a wealth of experience and a strong track record in growing successful semiconductor companies,” commented Len Perham. “I am delighted to have Tom on board as we continue to execute our roadmap and bring the Bandwidth Engine® family of ICs to market.”

Prior to joining MoSys, Mr. Riordan was president and CEO of Exclara, a fabless semiconductor supplier of ICs for solid-state lighting, from 2006 until 2010.  From 2000 to 2004, Mr. Riordan served as Vice President of PMC-Sierra’s microprocessor division. Mr. Riordan joined PMC-Sierra in August 2000 when it purchased Quantum Effect Devices (QED), which he co-founded and served as President and CEO.  Prior to QED, Mr. Riordan served in various design and managerial roles at MIPS Computer Systems, where he was instrumental in the definition, design and the development of various microprocessor integrated circuits utilizing the MIPS reduced instruction set computing architecture.   Mr. Riordan holds Bachelor of Science and Master of Science degrees in Electrical Engineering as well as a Bachelor of Arts degree in Government from the University of Central Florida and has done post-graduate work in Electrical Engineering at Stanford University. Mr. Riordan also serves as a director on the boards of Mellanox Technologies and PLX Technology, two publicly traded fabless semiconductor companies.

“I am excited to join MoSys and work together again with Len,” said Tom Riordan.  “I believe the Bandwidth Engine family of ICs represents a major opportunity to solve one of the industry’s biggest challenges; and, the foundation on which to grow MoSys into a very successful fabless semiconductor company.”

As an inducement material to Mr. Riordan’s employment, in accordance with NASDAQ Stock Market Rule 5635(c)(4), the Company has granted him a stock option to purchase 400,000 shares of common stock at an exercise price of $6.06 per share, which equals the closing price of a share of MoSys common stock on the NASDAQ Global Market on May 10, 2011.

About MoSys, Inc.

MoSys, Inc. (NASDAQ: MOSY) is a leading provider of serial chip-to-chip communications solutions that deliver unparalleled bandwidth performance for next generation networking systems. MoSys’ Bandwidth Engine® family of ICs combines the company’s patented 1T-SRAM® high-density memory with its high-speed interface technology. MoSys’ IP portfolio includes silicon proven SerDes and DDR3 PHYs that support a wide range of data rates across a variety of standards and 1T-SRAM memory cores that provide a combination of high-density, low-power consumption, high-speed and low cost advantages for high-performance networking, computing, storage and consumer/graphics applications. MoSys is headquartered in Santa Clara, California. More information is available on MoSys’ website at http://www.mosys.com.

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MoSys, 1T-SRAM and Bandwidth Engine are registered trademarks of MoSys, Inc. in the US and/or other countries. The MoSys logo is a trademark of MoSys, Inc. All other marks mentioned herein are the property of their respective owners.